FORM 8-K

                    PURSUANT TO SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): July 28, 1998


                                  HOME BANCORP
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Indiana                          0-22376             35-1906765
-------------------------------           ------------       -------------------
(State or other jurisdiction of           (Commission        (I.R.S. Employer
incorporation or organization)            File Number)       Identification No.)

    132 East Berry Street, P.O. Box 989
    Fort Wayne, Indiana                                         46801-0989
 ---------------------------------------                        ----------
 (Address of principal executive offices)                       (Zip Code)


                                 (219) 422-3502
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.   Other Events.

          Attached Press Release Relative to Home Bancorp Reporting Third Quarter FY -1998 EPS Growing 9.7%, Historical Assets, Loans and Deposits

                                   SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                           HOME BANCORP
                                                        ------------------
                                                           (Registrant)


                                                    /s/ W. Paul Wolf
Date:   July 28, 1998                                   ------------
                                                        W. Paul Wolf
                                                        Chairman, President, CEO

                                  NEWS RELEASE

Home Bancorp                                    Release Time   8:30  A.M. E.S.T.
                                                --------------------------------
132 EAST BERRY STREETo   P.O. BOX 989           Date           July 28, 1998
                                                --------------------------------
FORT WAYNE, INDIANA 46801-0989                  Contact        W. Paul Wolf
                                                --------------------------------

PHONE:  (219) 422-3502
FAX:  (219) 426-7027

                                  Home Bancorp
                      Third Quarter FY-1998 EPS Grows 9.7%
                      Historical Assets, Loans and Deposits



FORT WAYNE, Indiana, -- July 28, 1998 -- Home Bancorp (Nasdaq: HBFW), the holding company for Home Loan Bank, Fort Wayne, Indiana, today announced third quarter fiscal year 1998 earnings and financial results, ended June 30, 1998. Net income for the third quarter 1998 was $749,000 ($0.34 basic earnings per share EPS) compared to $738,000 ($0.31 basic earnings per share EPS) for the same period a year earlier, a 9.7% increase in earnings per share. The three months earnings represent an annualized return on average assets (ROA) of 0.85% and a return on average equity (ROE) of 7.01%.

Net income for the nine months ended June 30, 1998 increased to $2,253,000 ($1.02 basic EPS) from $2,189,000 ($0.90 basic EPS) for the same period in 1997, an increase of 13.3% in earnings per share. For the nine month period ended June 30, 1998, earnings represent an annualized average ROA of 0.86% and a ROE of 7.01%.

Total assets of the Company at June 30, 1998 were a historical $360.3 million, an increase of $25.4 million, or 7.58%, from $334.9 million at June 30, 1997. At June 30, 1998, net loans were a record $318.2 million, an increase of $45.7 million, or 16.77% during the twelve month period. For the same period from June 30, 1997 to June 30, 1998, deposits increased from $287.7 million to an all time high $306.4 million, or an increase of $18.7 million or 6.50%. Shareholder equity at June 30, 1998 was $42.9 million, or 11.91% expressed as a percentage of assets.

The increase in the earnings per shares reflects the Corporation's focus on improving shareholder value through improved earnings and repurchase of outstanding shares. Stock when purchased by the Corporation is held as treasury stock to be used for general corporate purposes. During the three month period ended June 30, 1998 the Corporation repurchased a total of 10,000 shares; a total of 2,351,021 shares were outstanding as of that date.




                       Holding Company for Home Loan Bank

For the period ended June 30, 1998, the Corporation's non-performing loans to assets ratio was a modest 0.11%. There were no loan charge-offs for the period, or fiscal 1998 year-to-date. The Corporation's allowance for loan losses as of June 30, 1998 totaled $1.4 million, or 0.44% of net loans.

Due to vigorous residential lending, the loans to deposits ratio increased to 103.84% at June 30, 1998 from the June 30, 1997 level of 94.70%. The March 31, 1995 loans to deposits ratio, following the initial public offering, represented 81.52%. The June 30, 1998 net loans were $318.2 million, an increase of $114 million from the first quarterly Home Bancorp report as of March 31, 1995. The net loans as of June 30, 1998 compared with the March 31, 1995 $204 million represented a loan growth of $114 million since becoming a public company.

Home Loan Bank fsb, the wholly-owned subsidiary of Home Bancorp, was established in 1893. Home Loan Bank fsb currently operates nine full service offices serving Fort Wayne (7), Decatur (1), and New Haven (1). Deposits are insured by the Federal Deposit Insurance Corporation.

   Home Bancorp (Nasdaq)
       Quarter June 30:                               1998             1997
                                                  -----------       ----------
   Net Income.................................    $   749,000       $  738,000
   Basic Share Earns: Net Income..                        .34              .31

       9 Months June 30:
   Net Income.................................    $ 2,253,000       $2,189,000
   Basic Share Earns: Net Income..                       1.02              .90














                       Holding Company for Home Loan Bank